Exhibit 99.1

Text of Press Release

WAL-MART

STORES, INC.

    800-331-0085 www.walmartstores.com/news/

FOR IMMEDIATE RELEASE	Investor Relations Contacts
Investor Relations 479-273-8446
Carol Schumacher 479-277-1498
Pauline Tureman 479-277-9558

Media Relations Contact
John Simley 800-331-0085

Pre-recorded Conference Call
203-369-1090

Wal-Mart Reports Record Fourth Quarter Sales and Earnings

BENTONVILLE, Ark., Feb. 20, 2007 — Wal-Mart Stores, Inc. (NYSE: WMT) today reported record sales and earnings for the quarter ended Jan. 31, 2007. Net sales for the fourth quarter were $98.090 billion, an increase of 10.9 percent over the fourth quarter of fiscal year 2006. Income from continuing operations for the quarter was $3.940 billion, an increase of 8.8 percent from $3.621 billion in the fourth quarter of fiscal year 2006.

Earnings per share from continuing operations were $0.95, up from $0.87 per share in the same prior year quarter. Fourth quarter earnings in fiscal 2007 were favorably impacted by a $98 million net tax benefit recorded in the Company’s tax provision. This $0.02 per share net benefit arose primarily from the resolution of certain tax matters related to transfer pricing and the renewal of the Work Opportunity Tax Credit.

Net sales for the fiscal year ended Jan. 31, 2007, were $344.992 billion, an increase of 11.7 percent over fiscal year 2006. Income from continuing operations for the fiscal year ended Jan. 31, 2007, increased 6.7 percent to $12.178 billion, up from $11.408 billion in the prior year. Diluted earnings per share from continuing operations for the fiscal year ended Jan. 31, 2007, were $2.92, up from $2.72 in the prior year.

The dispositions of the Company’s operations in South Korea and Germany, completed during the third quarter of fiscal year 2007, continue to be accounted for as discontinued operations in the accompanying financial statements.

“We are extremely pleased to close fiscal year 2007 with both record sales and earnings,” said Lee Scott, Wal-Mart Stores, Inc. president and chief executive officer. “The Wal-Mart associates around the world stepped up and delivered a wonderful fourth quarter and I am encouraged by their achievements as we head into the current fiscal year. Our Company’s performance for the fiscal year was helped by a strong fourth quarter. Even if you take into account the discontinued operations, we still had record results.”

Scott said that Wal-Mart customers around the world benefited from low prices.

“It’s a reaffirmation of the proposition that’s synonymous with Wal-Mart – saving people money so they can live better,” said Scott. “Sam Walton started our Company in 1962 with this simple principle. And this is the mission that drives our strategy around the world today.”

Net sales were as follows (dollars in billions):

	Three Months Ended Jan 31,			Fiscal Year Ended Jan 31,
	2007	2006	Percent Change	2007	2006	Percent Change
Wal-Mart Stores	$64,228	$60,218	6.7%	$226,294	$209,910	7.8%
Sam’s Club	11,128	10,655	4.4%	41,582	39,798	4.5%
International	22,734	17,545	29.6%	77,116	59,237	30.2%

Total Company	$98,090	$88,418	10.9%	$344,992	$308,945	11.7%

The 29.6 percent and 30.2 percent increases in the International segment’s net sales include the impact of three acquisitions that occurred since the third quarter of fiscal 2006. These transactions include:

•	the purchase of an additional stake in The Seiyu, Ltd., of which Wal-Mart now owns approximately 53%,

•	the purchase of Sonae Distribuiçao Brasil, S.A., now referred to as Southern Brazil, and

•	the purchase of a majority stake in Central American Retail Holding Company, or CARHCO, of which the Company now owns 51 percent. CARCHO is now operated as Wal-Mart Central America.

Wal-Mart Stores Segment:

For the fourth quarter of fiscal 2007, the Wal-Mart Stores segment had operating income (income before net interest expense, income taxes, unallocated corporate overhead, minority interest and discontinued operations) of $5.248 billion, an increase of 11.3 percent, compared with $4.714 billion in the fourth quarter of fiscal 2006.

For the fiscal year ended Jan. 31, 2007, the Wal-Mart Stores segment had operating income of $17.029 billion, an increase of 11.1 percent, compared with $15.324 billion for fiscal 2006.

Sam’s Club Segment:

The Sam’s Club segment had operating income for the fourth quarter of fiscal 2007 of $435 million, an increase of 15.4 percent, compared with $377 million in the fourth quarter of fiscal 2006.

For the fiscal year ended Jan. 31, 2007, the Sam’s Club segment had operating income of $1.512 billion, an increase of 9.2 percent, as compared with $1.385 billion for fiscal 2006.

International Segment:

The International segment had operating income from continuing operations of $1.513 billion for the most recent quarter, an increase of 32.0 percent, compared with $1.146 billion in the fourth quarter of fiscal year 2006.

The International segment had operating income from continuing operations of $4.259 billion for fiscal 2007, an increase of 21.5 percent, compared with $3.506 billion for the same period in fiscal 2006.

Guidance:

For the first quarter, the Company expects U.S. comparable store sales to increase in the range of 1 to 3 percent. The Company expects earnings per share from continuing operations for the first quarter of fiscal 2008 to come in between $0.68 and $0.71, and for fiscal year 2008, the forecast is $3.15 to $3.23.

Comparable Sales:

Total U.S. comparable store sales for the fourth quarter of fiscal year 2007 increased 1.6 percent, which is represented by a 1.3 percent increase for Wal-Mart Stores and a 3.1 percent increase for Sam’s Club. Total U.S. comparable store sales for the fiscal year were 2.1 percent, which is comprised of a 1.9 percent increase for Wal-Mart Stores and a 2.9 percent increase for Sam’s Club. The comparable store sales exclude the impact of fuel sales in the Sam’s Club segment.

Including the impact of fuel sales, the Sam’s Club and total U.S. comparable store sales figures for the quarter ended Jan. 31, 2007, would have been 1.9 and 1.4 percent, respectively. The Sam’s Club and total U.S. comparable store sales figures for the year ended Jan. 31, 2007, would have been 2.5 and 2.0 percent, respectively.

Fuel sales impacted the Sam’s Club and total U.S. comparable store sales figures for the quarter ended Jan. 31, 2007, by (1.2) and (0.2) percentage points, respectively.

Fuel sales impacted the Sam’s Club and total U.S. comparable store sales figures for the fiscal year ended Jan. 31, 2007, by (0.4) and (0.1) percentage points, respectively. Additional information regarding comparative store sales reconciliations for prior periods is available in the investor information area on the Company’s web site referenced in the following paragraph.

After this earnings release has been furnished to the SEC, a pre-recorded call offering additional comments on the quarter will be available to all investors. Callers may listen to this call by dialing 203-369-1090. The information included in this release and the pre-recorded phone call will be available in the investor information area on the Company’s web site at www.walmartstores.com/Investors.

Wal-Mart Stores, Inc. operates Wal-Mart discount stores, supercenters, Neighborhood Markets and Sam’s Club locations in the United States. The Company operates in Argentina, Brazil, Canada, China, Costa Rica, El Salvador, Guatemala, Honduras, Japan, Mexico, Nicaragua, Puerto Rico and the United Kingdom. The Company’s securities are listed on the New York Stock Exchange under the symbol WMT.

More information about Wal-Mart can be found by visiting www.walmartfacts.com. Online merchandise sales are available at www.walmart.com.

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This release contains statements as to the Company’s expectation for its comparable store sales estimate for the first quarter of fiscal year 2008, its expectation for its earnings per share from continuing operations for the first quarter of fiscal year 2008 and its forecast of its earnings per share from continuing operations for all of its fiscal year 2008 that Wal-Mart believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and are intended to enjoy the protection of the safe harbor for forward-looking statements provided by that Act. These forward-looking statements are subject to risks, uncertainties and other factors, domestically and internationally, including, the cost of goods, competitive pressures, geopolitical conditions, inflation, consumer spending patterns and debt levels, currency exchange fluctuations, trade restrictions, changes in tariff and freight rates, changes in the cost of gasoline, diesel fuel, other energy, transportation, utilities, labor and health care, accident costs, casualty and other insurance costs, interest rate fluctuations, capital market conditions, weather conditions, storm-related damage to the Company’s facilities, regulatory matters and other risks. The Company discusses certain of these factors more fully in its additional filings with the SEC, including its last annual report on Form 10-K and its most recent quarterly report on Form 10-Q filed with the SEC, and this release should be read in conjunction with that annual report on Form 10-K and that quarterly report on Form 10-Q, and together with all of the Company’s other filings, including current reports on Form 8-K, made with the SEC through the date of this release. The Company urges you to consider all of these risks, uncertainties and other factors carefully in evaluating the forward-looking statements contained in this release. As a result of these matters, changes in facts, assumptions not being realized or other circumstances, the Company’s actual results may differ materially from the expected results discussed in the forward-looking statements contained in this release. The forward-looking statements made in this release are made only as of the date of this release, and the Company undertakes no obligation to update them to reflect subsequent events or circumstances.

WAL-MART STORES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(Amounts in millions except per share data)

SUBJECT TO RECLASSIFICATION
	Three Months Ended Jan. 31,		Fiscal Year Ended Jan. 31,
	2007	2006	2007	2006
Revenues:
Net sales	$98,090	$88,418	$344,992	$308,945
Membership and other income	988	834	3,658	3,156

	99,078	89,252	348,650	312,101
Costs and expenses:
Cost of sales	75,565	68,382	264,152	237,649
Operating, selling, general and administrative expenses	17,080	14,978	64,001	55,739

Operating income	6,433	5,892	20,497	18,713
Interest:
Debt	361	324	1,549	1,171
Capital leases	69	76	260	249
Interest income	(85)	(78)	(280)	(242)

Interest, net	345	322	1,529	1,178

Income from continuing operations before income taxes and minority interest	6,088	5,570	18,968	17,535
Provision for income taxes	1,977	1,835	6,365	5,803

Income from continuing operations before minority interest	4,111	3,735	12,603	11,732
Minority interest	(171)	(114)	(425)	(324)

Income from continuing operations	3,940	3,621	12,178	11,408
Discontinued operations, net of tax	—	(32)	(894)	(177)

Net income	$3,940	$3,589	$11,284	$11,231

Net income per common share:
Basic income per share from continuing operations	$0.95	$0.87	$2.92	$2.73
Basic loss per share from discontinued operations	—	(0.01)	(0.21)	(0.05)

Basic net income per share	$0.95	$0.86	$2.71	$2.68

Diluted income per share from continuing operations	$0.95	$0.87	$2.92	$2.72
Diluted loss per share from discontinued operations	—	(0.01)	(0.21)	(0.04)

Diluted net income per share	$0.95	$0.86	$2.71	$2.68

Weighted-average number of common shares:
Basic	4,153	4,166	4,164	4,183
Diluted	4,156	4,170	4,168	4,188

Certain reclassifications have been made to the prior period to conform to the current presentation.

WAL-MART STORES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Amounts in millions)

SUBJECT TO RECLASSIFICATION
	Jan. 31, 2007	Jan. 31, 2006
ASSETS
Cash and cash equivalents	$7,373	$6,193
Receivables	2,840	2,575
Inventories	33,685	31,910
Prepaid expenses and other	2,690	2,468
Current assets of discontinued operations	—	679

Total current assets	46,588	43,825
Property and equipment, at cost	109,798	95,537
Less accumulated depreciation	(24,408)	(20,937)

Property and equipment, net	85,390	74,600
Property under capital leases	5,392	5,392
Less accumulated amortization	(2,342)	(2,127)

Property under capital leases, net	3,050	3,265
Goodwill	13,759	12,097
Other assets and deferred charges	2,406	2,516
Non-current assets of discontinued operations	—	1,884

Total assets	$151,193	$138,187

LIABILITIES AND SHAREHOLDERS’ EQUITY
Commercial paper	$2,570	$3,754
Accounts payable	28,090	25,101
Accrued liabilities	14,675	13,274
Accrued income taxes	706	1,340
Long-term debt due within one year	5,428	4,595
Obligations under capital leases due within one year	285	284
Current liabilities of discontinued operations	—	477

Total current liabilities	51,754	48,825
Long-term debt	27,222	26,429
Long-term obligations under capital leases	3,513	3,667
Non-current liabilities of discontinued operations	—	129
Deferred income taxes and other	4,971	4,501
Minority interest	2,160	1,465
Commitments and contingencies
Common stock and capital in excess of par value	3,247	3,013
Retained earnings	55,818	49,105
Accumulated other comprehensive income	2,508	1,053

Total shareholders’ equity	61,573	53,171

Total liabilities and shareholders’ equity	$151,193	$138,187

Certain reclassifications have been made to the prior period to conform to the current presentation.

WAL-MART STORES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(Amounts in millions)

SUBJECT TO RECLASSIFICATION
	Fiscal Year Ended Jan. 31,
	2007	2006
Cash flows from operating activities:
Net income	$11,284	$11,231
Loss from discontinued operations, net of tax	894	177

Income from continuing operations	12,178	11,408
Adjustments to reconcile income from continuing operations to net cash provided by operating activities:
Depreciation and amortization	5,459	4,645
Other	1,128	484
Changes in certain assets and liabilities, net of effects of acquisitions:
Increase in accounts receivable	(214)	(466)
Increase in inventories	(1,274)	(1,761)
Increase in accounts payable	2,344	2,425
Increase in accrued liabilities	588	1,002

Net cash provided by operating activities of continuing operations	20,209	17,737
Net cash used in operating activities of discontinued operations	(45)	(102)

Net cash provided by operating activities	20,164	17,635
Cash flows from investing activities:
Payments for property and equipment	(15,666)	(14,530)
Proceeds from disposal of property and equipment	394	1,042
Proceeds from disposal of certain international operations, net	610	—
Investment in international operations, net of cash acquired	(68)	(601)
Other investing activities	223	(67)

Net cash used in investing activities of continuing operations	(14,507)	(14,156)
Net cash provided by (used in) investing activities of discontinued operations	44	(30)

Net cash used in investing activities	(14,463)	(14,186)
Cash flows from financing activities:
Decrease in commercial paper	(1,193)	(704)
Proceeds from issuance of long-term debt	7,199	7,691
Dividends paid	(2,802)	(2,511)
Payment of long-term debt	(5,758)	(2,724)
Purchase of Company stock	(1,718)	(3,580)
Other financing activities	(567)	(594)

Net cash used in financing activities	(4,839)	(2,422)
Effect of exchange rates on cash	97	(101)

Net increase in cash and cash equivalents	959	926
Cash and cash equivalents at beginning of year (1)	6,414	5,488

Cash and cash equivalents at end of year (2)	$7,373	$6,414

(1)	Includes cash and cash equivalents of discontinued operations of $221 million and $383 million at Jan. 31, 2006 and 2005, respectively.
(2)	Includes cash and cash equivalents of discontinued operations of $221 million at Jan. 31, 2006.

Certain reclassifications have been made to the prior period to conform to the current presentation.